Exhibit 99.1
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            Revolutionary Non-PVC Food Stretch Film to be Exclusively
              Distributed by ART International in the United States Company Retains Full Rights to Product Throughout U.S. and Canada

Markham, Ontario, Canada - June 28, 2004 - ART International  Corporation,  (OTC
BB: ARIOF) is pleased to announce today that through its wholly-owned subsidiary, Diamant Film Inc., it has secured a ten year agreement with Diamant Plastics Corporation for the exclusive marketing and distribution rights in the United States to Diamant Stretchfilm, a non-PVC food stretch film. After acquiring the Canadian rights on June 24, 2004, ART International has now secured the rights in both the U.S. and Canada giving the Company exclusive rights to this technology throughout the majority of the $700 million North American stretch film market.

Diamant Stretchfilm is an excellent alternative to PVC film as it does not allow for the migration of harmful agents between the film and the food. Currently, stretch film food wrap products contain Poly Vinyl Chloride ("PVC"), a compound found to be harmful for human consumption and to the environment. In North America, legislation is being considered to limit the use of PVC products; the State of New York has already introduced restrictions on the use of PVC in the food wrap industry. The Company believes they possess the only economically viable polystyrene alternative to PVC stretch film for the North American food wrap industry.

According to Stefan Gudmundsson, Chief Executive Officer of Diamant Film Inc., a wholly-owned subsidiary of ART International, "Diamant addresses the growing worldwide shift to environmentally conscious and Green products. The market in North America has long awaited an environmentally friendly product that can replace the existing PVC products. Nearly a decade and millions of dollars have been spent developing the world's first clear, polystyrene, non-PVC, food stretch wrap. Until now all stretch film alternatives have been inferior in performance. Due to Diamant Stretchfilm's superior performance measures that meet or exceed those available from PVC films, including clarity, strength, stretch, and food preservation, we feel we will be able to penetrate this multi-million dollar market rapidly."

Diamant Stretch film has been approved by the Canadian Health Protection Branch for food contact and qualifies for the United States Food and Drug Administration non-objection status. With these exclusive agreements in place, the Company plans to import product from its correspondent facility, Alimantis AG of Switzerland, to satisfy short-term sales requirements. Alimantis is a major supplier of plastic stretch film in Europe and acquired the exclusive DIAMANT process from Permapak AG. The Company anticipates that manufacturing in North America will begin in the latter half of 2005.

For more information please visit our website, www.diamantfilm.com.

Safe Harbor
This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.
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Contact
Investor Relations:
FOCUS Partners LLC
David Zazoff
212.752.9445